Exhibit 99.2

ASSISTANT SECRETARY’S CERTIFICATE

The undersigned hereby certifies that he is the Assistant Secretary of Lazard Active ETF Trust, The Lazard Funds, Inc., Lazard Retirement Series, Inc. and Lazard Global Total Return and Income Fund, Inc., each a Maryland corporation (each, a “Fund” and any two or more together or collectively, the “Funds”).

The undersigned also hereby certifies that the following is a true and correct copy of the resolutions duly adopted by a vote at a joint meeting of the Boards of Directors/Trustees of the Funds (the “Board”) on September 30, 2025; that the passage of said resolutions by the Board, including a majority of the Directors/Trustees who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of the Funds (the “Independent Directors”), was in all respects legal; and that said resolutions are in full force and effect:

RESOLVED, that, with respect to each Fund, it is the determination of the Board, including a majority of the Independent Directors, that the fidelity bond (the “Bond”) written by Federal Insurance Company in the amount of $9,300,000, insuring each Fund for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act, is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of each Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in a Fund’s portfolio or portfolios; and further

RESOLVED, that the Board, including a majority of the Independent Directors, hereby approves the payment by or on behalf of each Fund of the portion of the premium for coverage under the Bond, which is determined based upon the premium that would have been paid by or on behalf of each Fund if each had provided and maintained a single insured bond, having given due consideration to all relevant factors including, but not limited to, the number of Funds, the nature of the business activities of the Funds, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among the Funds and the other Parties, and the extent to which the share of the premium allocated to a Fund is less than the premium the Fund would have had to pay if each had provided and maintained a single insured bond; and further

RESOLVED, that the Board hereby acknowledges that certain rights and responsibilities of the Funds with respect to the Bond and recoveries thereunder shall be governed by the terms of the Joint Insured Fidelity Bond Agreement among the Funds, to be re-executed on behalf of each Fund by any of the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer or the Treasurer of the Funds, substantially in the form of the current Fidelity Bond Agreement, to be effective for the term of the Bond; and further

RESOLVED, that each of the appropriate officers of the Funds be, and hereby is, authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised by LAM or its affiliates, as of the date each is organized or commences operations; and further

RESOLVED, that each of the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer and the Treasurer be, and hereby is, designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Funds with respect to the Bond required by paragraph (g) of Rule 17g-1; and further

RESOLVED, that in the event that the amount of the Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1, each of the Secretary and any Assistant Secretary be, and hereby is, authorized to take such actions as may be necessary to increase the amount of the Bond coverage to comply with such requirements and to allocate the additional premium payable on the Bond among the Funds based upon the premium that would have been paid by or on behalf of a Fund if each had provided and maintained a single insured bond, determined as of the end of the last business day of the month preceding the effective date of the change in coverage; and further

RESOLVED, that the actions taken by an appropriate officer or officers of the Funds, on behalf of the relevant Portfolio(s), in respect of the matters referred to in the preceding resolutions be, and hereby are, ratified, adopted and confirmed in all respects.

Dated this 8th day of October, 2025

/s/ Robert Spiro

Robert Spiro